Exhibit 99.1

INVESTOR CONTACT:
Terry McGovern
Vision Advisors
415-902-3001
mcgovern@visionadvisors.net

ABI Research Identifies Personal Tracking as the Next Billion Dollar GPS Market

IRVINE, Calif., October 22, 2012 --Location Based Technologies, Inc. (OTCBB:LBAS – News) a leading provider of personal and commercial A-GPS tracking solutions, announced today that it was cited in a study by ABI Research, which concluded that personal tracking devices would become a billion dollar market by 2017, with an estimated compound annual growth rate of 40%. The article further estimated that the addressable US market is comprised of 120 million people.

In the article, Senior Analyst Patrick Connelly stated, “We are also seeing the first signs of leading CE companies entering the market, such as Qualcomm, Apple (via PocketFinder), Garmin, Cobra, etc. and there will also be significant partnerships and acquisitions in this space as new entrants looks to add tracking to their portfolio…”.

“ABI’s report further validates the need for our products and services,” said Location Based Technologies, CEO Dave Morse. “We are on the cutting edge of a fast growing industry and our goal is to become the undisputed market leader for personal GPS devices.”

To view the full article, visit www.abiresearch.com/press/personal-tracking-to-be-the-next-billion-dollar-gp.

About ABI Research

ABI Research provides in-depth analysis and quantitative forecasting of trends in global connectivity and other emerging technologies. From offices in North America, Europe and Asia, ABI Research’s worldwide team of experts advises thousands of decision makers through 40+ research and advisory services. Est. 1990. For more information visit www.abiresearch.com, or call 516.624.2500.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS - News), Location Based Technologies, headquartered in Irvine, CA, designs and develops leading-edge A-GPS location devices and customizable services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. Visit the website, www.locationbasedtech.com, for more information on asset tracking solutions and www.pocketfinder.com for personal and pet locator devices from PocketFinder.

Location Based Technologies, Inc. and PocketFinder are trademarks of Location Based Technologies, Inc. registered in the U.S. and other countries.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.